Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

March 5, 2010

YRC Worldwide Receives NASDAQ Notification

•	Reverse Stock Split Expected During the Second Quarter of 2010 Bringing Post-Split Outstanding Shares to a Range of 40 Million to 200 Million

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today reported it was notified by The Nasdaq Stock Market on March 3, 2010 that it is not in compliance with Nasdaq Marketplace Rule 5450(a)(1) because shares of its common stock closed at a per share bid price of less than $1.00 for 30 consecutive business days. In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the company has 180 calendar days, or until August 30, 2010, to regain compliance. This notification has no effect on the listing of the company’s common stock at this time.

To regain compliance with the Nasdaq Marketplace Rules, the closing bid price of YRC Worldwide common stock must close at or above $1.00 per share for ten consecutive business days.

As previously announced, the company’s stockholders at the February 17 special stockholders meeting approved an increase in the number of authorized common shares which allowed substantially all of the company’s outstanding convertible class A preferred stock to automatically convert to common stock. With the conversion of the convertible class A preferred stock into common stock the number of outstanding common shares listed and tradable on the NASDAQ exchange increased from approximately 97 million to approximately 1 billion shares. Based upon the March 4, 2010 closing price on the Nasdaq exchange of $0.44 per common share, the company’s market capitalization was approximately $450 million. Stockholders have authorized the company’s board of directors, at their discretion, to effect a reverse stock split within a range from 5:1 to 25:1 bringing the approximately 1 billion outstanding shares to a post-reverse-stock-split range of approximately 40 million to approximately 200 million. Under the terms of the $70 million private placement transaction with respect to the company’s new 6% convertible senior notes, the company agreed to not implement the reverse stock split prior to April 24, 2010. The company expects to effect the reverse stock split during the second quarter of the year.

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Private Placement of the Notes

The convertible notes offered and sold in the private placement have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Forward-Looking Statements:

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expects” and similar expressions are intended to identify forward-looking statements. The closing bid price of the company’s common stock depends on many factors, including without limitation, actual or expected fluctuations in the company’s operating results, changes in general economic condition or conditions in the company’s industry generally, changes in conditions in the financial markets, the effect of any issuance of additional shares of the company’s common stock and whether the company’s board of directors effects a reverse stock split and the timing of, and the reverse stock split ratio for, any reverse stock split approved by the board.

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America, with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com